Exhibit 21

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of incorporation or organization
Subsidiary	Country	State
Wendy’s Old Fashioned Hamburgers of New York, Inc.	U.S.	Ohio
Wendy’s Capital Corporation	U.S.	Virginia
Wendy Restaurant, Inc.	U.S.	Delaware
Wendy’s of Denver, Inc.	U.S.	Colarado
The New Bakery Co. of Ohio, Inc.	U.S.	Ohio
Delavest, Inc.	U.S.	Delaware
Wentexas, Inc	U.S.	Texas
Restaurant Finance Corporation	U.S.	Ohio
Wendy’s Restaurants of Canada, Inc.	Canada
Wendy’s of N.E. Florida, Inc.	U.S.	Florida
Wendy’s Old Fashioned Hamburger Restaurants Pty. Ltd.	Australia
Wendy’s Restaurants (NZ) Limited	New Zealand
Wendcreek Venture	U.S.	Florida
Wendy’s Restaurants (Ireland) Limited	Ireland
Wendserve, Inc.	U.S.	Delaware
Wenark, Inc.	U.S.	Florida
Delcan, Inc.	U.S.	Delaware
Delcan Finance No. 1, Inc.	Canada
Delcan Finance No. 4, Inc.	Canada
Alberta (Delaware) Inc.	U.S.	Delaware
Tim Donut U.S. Limited, Inc.	U.S.	Florida
T.H.D. Donut (Delaware), Inc.	U.S.	Delaware
Barhav Developments Limited	Canada
TIMWEN Partnership	Canada
THD Coffee Co.	U.S.	Delaware
Markdel, Inc.	U.S.	Delaware
Findel Corp.	U.S.	Delaware
Domark Investments, Inc.	U.S.	Delaware
THD Nevada, Inc.	U.S.	Nevada
The THD Group	U.S.	Ohio
The TDL Group	Canada
The TDL Group No. 2	Canada
The TDL Group Co.	Canada
TH N.S. Finance No. 1 Co.	Canada
TH N.S. Finance No. 2 Co.	Canada
BDJ 71112, LLC	U.S.	Ohio
Wendy’s Old Fashioned Hamburgers of Guam, L.L.C.	Guam
Nattlan I S.R.L.	Argentina
Nautilus Land S.A.	Argentina
Ranew Development Ltd.	Bahamas
Scioto Insurance Company	U.S.	Vermont
Oldemark LLC	U.S.	Vermont
Fresh Enterprises, Inc.	U.S.	California
Baja Fresh Westlake Village, Inc.	U.S.	California
Triune Corporation	U.S.	California
Cafe Express, LLC	U.S.	Delaware
The TDL Group Corp.	Canada
Wentim Company	Canada
Tim’s Realty Partnership	Canada
Bayers Centre Plaza Limited	Canada
TDL Marks Corporation	Canada
Brigid No. 1 LP	Canada
Tartan No. 2 LP	Canada
Coffman No. 3 LP	Canada
TD U.S. Finance Co.	U.S.	Delaware